Exhibit 99.1

Intrexon and Merck Serono Announce Agreement for the Development and Commercialization of CAR-T Therapy

- Chimeric Antigen Receptor T-cell (CAR-T) therapy enhances Merck Serono’s R&D technology portfolio in immuno-oncology

- Collaboration and license agreement will focus on developing a next generation CAR-T platform to generate several drug candidates

Germantown, MD, March 30, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, and Merck Serono, the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, today announced an exclusive strategic collaboration and license agreement to develop and commercialize Chimeric Antigen Receptor T-cell (CAR-T) cancer therapies. This collaboration advances Merck Serono’s comprehensive, science-driven strategy to develop innovative therapies that modulate the immune system’s natural ability to fight tumors.

“The collaboration with Intrexon underlies Merck Serono’s focus on innovation, and enhances its R&D technology portfolio in immuno-oncology,” says Belen Garijo, President and CEO of Merck Serono. “Moreover, it showcases Merck Serono’s commitment to developing therapies that have the potential to significantly evolve the way cancer is treated.”

CAR-T cells are genetically engineered T-cells with synthetic receptors that recognize a specific antigen expressed on tumor cells. When CAR-T cells bind to a target, an immunological attack against the cancer cells is triggered.

Utilizing Intrexon’s cell engineering techniques and RheoSwitch® platform, the collaboration aims to develop leading-edge products that empower the immune system in a regulated manner to overcome the current challenges of CAR-T therapy.

The agreement provides Merck Serono exclusive access to Intrexon’s proprietary and complementary suite of technologies to engineer T cells with optimized and inducible gene expression, as recently strengthened by a license agreement with the University of Texas MD Anderson Cancer Center.

Intrexon will be responsible for all platform and product developments until IND filing. Merck will nominate targets of interest for which CAR-T products will be developed. Merck will also lead the IND filing and pre-IND interactions, clinical development and commercialization. In addition, Intrexon has the opportunity to explore targets independently, granting Merck opt-in rights during clinical development.

“Merck is an ideal partner in CAR-T for us because of their long-term perspective, extraordinary character, worldwide reach and commitment to leadership in immuno-oncology,” says Randal J. Kirk, Chairman and CEO of Intrexon. “We look forward to working together to benefit patients through the creation of a leading franchise in this very promising field.”

Under the terms of the agreement, Intrexon will receive an upfront payment of $115 million. For the first two targets of interest selected by Merck Serono, Intrexon will receive research funding and is eligible to receive up to $826 million development, regulatory and commercial milestones, as well as tiered royalties on product sales. In addition, Intrexon is also eligible to receive further payments upon achievement of certain technology development milestones.

About Merck Serono

Merck Serono is the biopharmaceutical business of Merck. With headquarters in Darmstadt, Germany, Merck Serono offers leading brands in 150 countries to help patients with cancer, multiple sclerosis, infertility, endocrine and metabolic disorders as well as cardiovascular diseases. In the United States and Canada, EMD Serono operates as a separately incorporated subsidiary of Merck Serono.

Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. We have an enduring commitment to deliver novel therapies in our core focus areas of neurology, oncology, immuno-oncology and immunology.

For more information, please visit www.merckserono.com

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the Company’s proprietary UltraVector® platform and integrated technology suite, Intrexon provides its partners with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Trademarks

Intrexon, RheoSwitch, RheoSwitch Therapeutic System, RTS, UltraVector, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

Investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com